Exhibit 99.1

Corporate Headquarters One Centennial Avenue P.O. Box 6820 Piscataway, NJ 08855-6820

NEWS RELEASE

FOR IMMEDIATE RELEASE

AMERICAN STANDARD COMPANIES

ANNOUNCES PLAN TO SEPARATE ITS THREE BUSINESSES

•	Retaining its global market-leading air conditioning systems and services business and changing name to Trane
•	Spinning off its vehicle control systems business as an independent, publicly traded company called WABCO
•	Selling its bath and kitchen business

REPORTS 2006 RESULTS, PROVIDES 2007 ESTIMATES

•	Reports GAAP fourth-quarter and full-year net income per diluted share above guidance and adjusted earnings within guidance
•	Delivers 6.1 percent increase in fourth-quarter sales, up 9.2 percent for the year
•	Provides 2007 net income per diluted share estimates for company as currently structured; up 20-24 percent, adjusted up 18-22 percent

PISCATAWAY, N.J. – Feb. 1, 2007 — American Standard Companies Inc. (NYSE: ASD) today announced that its board of directors has completed a strategic review of the company and unanimously approved a plan to separate its three businesses this year.

“The board has concluded that separating American Standard into three focused, better understood companies will create greater shareowner value than the current structure,” said Fred Poses, chairman and CEO. “The businesses have the size, global reach, industry leadership and organizational talent to succeed as separate companies.”

Upon completion of the plan, American Standard will focus on its global market-leading air conditioning systems and services business with 2006 sales of $6.8 billion and will change the company’s name to Trane, the company’s flagship air conditioning brand. The company plans to spin off its global vehicle control systems business with 2006 sales of $2.0 billion as an independent, publicly traded company, expected to be known as WABCO. It plans to implement the spinoff through a tax-free stock dividend of all WABCO common stock to American Standard shareowners, who would receive one share of WABCO common stock for every three shares of American Standard common stock currently owned. In addition, American Standard plans to sell its bath and kitchen business with 2006 sales of $2.4 billion. The company expects to complete both the spinoff of WABCO and the sale of Bath and Kitchen by early fall of this year.

“We’ve come a long way since the company went public in 1995,” said Poses. “Over the past 12 years, we’ve generated average annual total shareowner returns of about 18 percent. Over the past seven years, we reduced our debt by more than $1 billion, achieved investment grade ratings, and established our quarterly dividend and subsequently increased it. At the same time, we invested in our businesses to strengthen their overall capabilities.

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ASD Fourth-Quarter / Full-Year Results — 2

“Looking to the future, our board concluded that the separation plan we are announcing today is the best way to enhance shareowner value,” said Poses. “Operating separately, the businesses will benefit from greater strategic focus, increased market recognition, improved capital flexibility, and an increased ability to attract, retain and motivate employees.”

2006 RESULTS SUMMARY, 2007 ESTIMATES

	4Q05	4Q06	FY05	FY06	FY07(2)

Sales (in billions)	$2.545	$2.701	$10.264	$11.208	Up ~8%

GAAP net income per diluted share	30 cents	56 cents	$2.56	$2.62	N/A

GAAP guidance	N/A	46-51 cents	N/A	$2.53-$2.58	$3.15-$3.25
Adjusted net income per diluted share(1)	44 cents	51 cents	$2.48	$2.67	N/A

Adjusted guidance	N/A	49-54 cents	N/A	$2.65-$2.70	$3.15-$3.25
Net cash provided by operating activities (in millions)	$283.9	$282.7	$820.4	$706.3	~$950

Free cash flow (in millions)	$169.9	$168.4	$511.5	$441.8	~$650

(1) Including proforma stock option expensing in 2005 and excluding operational consolidation expenses and benefits from asset sales and tax items in 2005 and 2006

(2) Full-year estimates based on company’s current structure and does not consider the effect of the spinoff of Vehicle Control Systems or the sale of Bath and Kitchen or related separation expenses.

“In the quarter, both Air Conditioning Systems and Services and Vehicle Control Systems delivered strong results,” said Poses, “even though we saw lower sales of residential air conditioning products compared with a year ago when our distributors were loading in new 13 SEER (Seasonal Energy Efficiency Ratio) products to prepare for the industry’s conversion to higher energy efficiency standards in January 2006. Warm weather in the quarter also slowed furnace sales. During the quarter, Bath and Kitchen stabilized its sales and made significant operational progress under its new leadership team, and we’ll start to see the financial benefits during 2007.

“We had a good year,” said Poses. “Earnings for the air conditioning and vehicle control systems businesses were powerful enough to overcome lower earnings in our bath and kitchen business. We did fall short of our cash goals because of the timing of receipts and some inventory build-up in air conditioning, but expect to recover much of the cash in the year ahead.

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ASD Fourth-Quarter / Full-Year Results — 3

“For 2007, we are providing estimates for the company as currently structured without considering the impact of the planned spinoff or sale or related separation expenses. On that basis, we anticipate sales growth of about 8 percent in constant currencies and net income per diluted share of $3.15-$3.25 on both a GAAP and adjusted basis, representing an increase of 20-24 percent on a GAAP basis and 18-22 percent on an adjusted basis. These estimates are driven by continued strength in commercial air conditioning systems and services and an improvement in the residential air conditioning market despite lower housing starts, coupled with continued strength in vehicle control systems and some improvement in the bath and kitchen business,” said Poses. “We will provide a broad overview of markets, plans and financial projections for each of our businesses at our annual analyst and investor meeting on Feb. 15 in New York.

“For the year, we expect to generate about $950 million in net cash provided by operating activities and about $650 million in free cash flow for the company as currently structured,” Poses said.

“For the first quarter, sales should be up about 6 percent and net income should be in the range of 45-49 cents per diluted share on a GAAP basis and 48-52 cents on an adjusted basis,” he said. In first quarter 2006, net income per diluted share was 40 cents on a GAAP basis and 43 cents on an adjusted basis.

SEPARATION PLAN

The sales process for the company’s bath and kitchen business is expected to begin this month. Proceeds from the sale are expected to be used to reduce the liabilities of the remaining company (Trane) and to repurchase Trane’s common stock.

Until the sale and spinoff are completed, American Standard expects to continue to pay its quarterly dividend of 18 cents per share. Trane and WABCO are expected to have capital structures and financial policies consistent with investment grade ratings. The company expects that Trane and WABCO will initially pay dividends that in total approximate the dividend currently paid by American Standard. However, once WABCO is spun off, its board will determine its dividend policy.

Trane’s headquarters will remain in Piscataway, N.J., and the company will continue to trade on the New York Stock Exchange (NYSE) using a new stock symbol to be announced later. WABCO will be a U.S. company, with executive and administrative offices in Brussels, Belgium, and Piscataway. It is also expected to be listed on the NYSE.

The company will retain the right to use the American Standard brand name for its heating, ventilation and air conditioning (HVAC) products.

Completion of the proposed separation is subject to final approval by American Standard Companies’ board of directors. The WABCO spinoff is also subject to receipt of a favorable ruling from the Internal Revenue Service and a favorable opinion of tax counsel as well as the filing and effectiveness of a registration statement with the Securities and Exchange Commission. Approval by American Standard Companies shareowners is not required for either the spinoff or sale. When implemented, the separation plan will not trigger “change-in-control” accelerated benefits for any officers or employees of the company. The company is communicating with the European Works Council about the board’s strategic review and intent.

The company has engaged Lazard as its financial advisor and Skadden Arps as its legal counsel.

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ASD Fourth-Quarter / Full-Year Results — 4

LEADERSHIP OF THE NEW BUSINESSES

Fred Poses will continue as chairman and CEO through 2007 as planned, and an internal and external search is under way for his successor. The current directors of American Standard Companies, with the exception of lead director Jim Hardymon, are expected to continue as board members of the company when it changes its name to Trane. Hardymon, in accordance with the company’s governance guidelines, will retire from the board in May 2007. Leaders of Air Conditioning Systems and Services — Craig Kissel, president of commercial systems, and Dave Pannier, president of residential systems — continue in their roles.

Jacques Esculier, president of Vehicle Control Systems for the past three years, will become CEO of the independent, public company to be known as WABCO. Hardymon will serve as WABCO’s non-executive chairman. Hardymon, a former chairman and CEO of Textron, has served on 10 corporate boards and as chairman of three NYSE-traded companies. Pete D’Aloia, American Standard’s chief financial officer, will continue in his role and also become a WABCO board member.

Dale Elliott, president of global Bath and Kitchen, will continue in his role, as will the regional business presidents: Don Devine—Americas, John Rietveldt—Europe, Middle East and Africa, and Richard Ward—Asia Pacific.

FOURTH-QUARTER 2006 BUSINESS HIGHLIGHTS

AIR CONDITIONING SYSTEMS AND SERVICES sales were $1.596 billion, up 4.3 percent over fourth quarter 2005 (up 3 percent excluding foreign exchange effects) because of improving commercial equipment pricing and volume. Segment income was $155.0 million, up 11.4 percent from $139.1 million in 2005, as pricing and favorable mix, materials productivity and a gain from an asset sale more than offset the continuing impact of higher commodity costs, lower volume of residential sales caused by accelerated demand for products the prior year in anticipation of new energy efficiency standards, and labor cost escalations. Excluding the fourth-quarter gain from an asset sale, favorable foreign exchange effects and operational consolidation expenses, adjusted segment income was $139.1 million, up from $137.6 million in fourth quarter 2005.

During the quarter, Air Conditioning Systems and Services expanded its packaged systems offering for commercial customers around the world. It launched the high-efficiency 15 SEER Precedent unit for light commercial applications throughout the Americas and began production of the Voyager II range with an R-410a refrigerant option. For customers in China, Europe, the Middle East and Africa, the business expanded the Voyager heat-pump range. In Europe, Middle East and Africa, the business launched Trane Care Services to optimize equipment performance, manage energy and improve environmental quality and overall building performance.

R&D Magazine honored Trane for its advances in humidity control with the Trane CDQ™ (cool, dry, quiet) desiccant dehumidification system. For residential customers, the business launched the Perfect Fit upgrade kit that allows homeowners with existing Trane and American Standard media and electronic air cleaners to easily upgrade to the superior filtration of Trane CleanEffects™ and American Standard AccuClean™. Trane CleanEffects and American Standard AccuClean are five times more effective than existing media filters and twice as effective as electronic air filters.

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ASD Fourth-Quarter / Full-Year Results — 5

Large contracts signed during the quarter included ones for Chun Jiang Garden City residential project (Ningbo, China); Highwoods Properties (Memphis, Tenn.); the city of Los Angeles (California); Norton Suburban Hospital (Louisville, Ky.); the city of Peachtree City (Georgia); Landmark Tower (Quezon City, Philippines); Morgan Stanley (New York, N.Y.); Palmdale Regional Medical Center (Palmdale, Calif.); Peppermill Casino (Reno, Nev.); Power Chips (Taipei, Taiwan); Ratchada Tower (Bangkok, Thailand); Sears (Mexico City, Mexico); South Oil Company (Iraq); Southside Regional Medical Center (Petersburg, Va.);TESCO stores (Prathumthanee and Nakornprathom provinces, Thailand).

VEHICLE CONTROL SYSTEMS fourth-quarter sales were $519.5 million, up 18.4 percent over the same period in the prior year (up 9.8 percent in local currencies). Segment income was $69.3 million, up from $56.8 million a year ago, as increased volume and materials savings more than offset the unfavorable impact of typical price reductions and escalating commodity costs. Excluding favorable foreign exchange effects as well as operational consolidation expenses, adjusted segment income was $66.0 million, up from $61.8 million in fourth quarter 2005.

WABCO won a contract with Chernigiv Autoplant AZ (ChAZ), a bus manufacturer based in Chernigiv, Ukraine, for the delivery of its Hydraulic Anti-Lock Braking System (H-ABS) in 2007. ABS will be installed in the ChAZ mini-bus range. According to Ukraine legislation ABS is mandatory for all new buses to enter into service from Jan. 1, 2007. WABCO also will supply ABS systems to KAMAZ Inc., the largest truck and bus manufacturer in Russia, for the production of KAMAZ civil trucks. During the quarter, global sales to original equipment manufacturers increased by 9.6 percent over fourth quarter 2005. In December 2006, the Automotive Distribution Federation (ADF) honored WABCO as “Commercial Vehicle Supplier of the Year 2006-2007” with its Excellence Award. ADF is the largest organization of parts distributors and suppliers in the U.K. after-market. During the quarter, global after-market sales increased 14.6 percent over fourth quarter 2005.

BATH AND KITCHEN sales were $585 million, up 1.6 percent (down 3.2 percent excluding foreign exchange effects). Segment income represented a loss of $3.7 million, down from income of $0.5 million in fourth quarter 2005. The benefits from improved pricing, prior operational consolidations and materials productivity could not overcome the effects of higher commodity costs, decreased unit volume and lower conversion productivity as compared with fourth quarter 2005. Excluding the favorable impact of foreign exchange as well as operational consolidation expenses, adjusted segment income was $1.3 million, compared with $6.9 million in fourth quarter 2005.

“Under its new management team, Bath and Kitchen is making progress in driving growth, gaining productivity and implementing its restructuring plans. We expect the benefits of these positive trends will be more evident as we move through 2007,” Poses said. “As part of our initiatives to rebuild Bath and Kitchen’s profitability, we have announced plans to consolidate manufacturing operations and sales functions in Europe. These plans will result in the elimination of about 210-250 jobs. These actions will cost about $29 million ($19 million after taxes) and, once completed, will generate annual savings of about $14 million. We will start to see some of the savings this year. We very carefully consider any plans that affect people’s jobs and believe these and any possible future actions are essential to improve Bath and Kitchen’s profitability and continue to build its global competitiveness.”

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ASD Fourth-Quarter / Full-Year Results — 6

During the quarter, Bath and Kitchen received two awards from The Home Depot: Vendor Partner of the Year for bath and kitchen products in Canada and Expo Design Center Partner of the Year in the plumbing category. The business launched the Jado IQ contemporary luxury faucet line designed by Matteo Thun in showrooms throughout the U.S. and completed the redesign of about 70 showrooms across Asia with its new retail environment. As part of its productivity improvement initiatives, Bath and Kitchen reduced 25 percent of production molds in Asia and completed a plant closure on schedule in Europe while improving fill rates. The benefits from these actions are expected over the course of 2007. New commercial sales in the quarter included ones for Hotel Baia Taormina (Venice, Italy); Canyon Ranch Living (Miami, Fla.); Deutsche Annington, Germany’s largest residential housing company (Bochum, Germany); Fenway Park (Boston, Mass.); Huining Garden, the largest luxury residential apartment development (Shanghai, China); King Power Complex tourist mall (Bangkok, Thailand); Laverna, Russia’s largest sanitary-ware wholesaler (St. Petersburg, Russia); Pasteur Court in Ho Chi Mihn City, Vietnam; Romford Hospital (Romford, U.K.); and Sheraton Baltimore City Center Hotel (Baltimore, Md.).

ABOUT THE THREE BUSINESSES

Air Conditioning Systems and Services, the largest of American Standard’s businesses with 2006 sales of $6.8 billion, is a global market leader in air conditioning systems and services, providing a full range of commercial and residential equipment, advanced building controls, parts, and installation and maintenance services for energy-efficient HVAC and indoor air quality. Of its total sales, $4.9 billion came from equipment systems and $1.9 billion from services.

Selling under both the Trane and American Standard brand names, Air Conditioning Systems and Services has leading positions in premium commercial and residential markets; a reputation for reliability, high quality and product innovation; and a powerful distribution network. With nearly 200 company-owned and independent sales locations, the commercial distribution team includes 3,300 sales engineers and representatives and 4,300 service and controls technicians. More than 100 independent and company-owned distributors and 10,000 contractors and dealers support residential customers in the U.S. and consistently earn customer satisfaction ratings of more than 95 percent.

As a focused, better understood independent company, Trane will start with strong financial performance as well as the capability and flexibility to pursue its strategies for global expansion, systems and services growth, vertical market penetration and ideal home environment comfort solutions.

Along with a strong management team, Air Conditioning Systems and Services has more than 29,000 employees and 29 production facilities worldwide.

Vehicle Control Systems, which operates under the WABCO brand name, had 2006 sales of $2 billion. It is a global leader in advanced control systems for commercial vehicles and one of two major global producers in its primary product lines. WABCO’s best-selling products are pneumatic anti-lock braking systems (ABS); related electronic braking systems (EBS); transmission automation products for heavy- and medium-sized trucks, trailers and buses; and conventional components such as pneumatic valves, actuators, and compressors. The business also supplies advanced electronic suspension controls to the luxury car and SUV markets in Europe and North America. In addition to its sales to original equipment manufacturers, WABCO also sells replacement parts and provides an assortment of diagnostic tools for a range of commercial vehicle systems, telematic tools to help operators optimize fleet operations and training services for customers’ employees.

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ASD Fourth-Quarter / Full-Year Results — 7

With its braking, stability, suspension and automated transmission control systems, WABCO improves overall vehicle performance — reliability, operating cost, safety and comfort — for the world’s top commercial truck, trailer, bus and select passenger car manufacturers as well as for more than 3,500 commercial fleet owners, vehicle operators and other after-market customers.

By adding content per vehicle and expanding after-market sales, it has outperformed its major market for years with strong financial results. As an independent, publicly traded company, WABCO will be able to facilitate understanding and valuation of its specialized capabilities, including its ability to satisfy the rigorous technology and operational requirements of sophisticated commercial vehicle customers. With strong financial footing and strategic flexibility, WABCO will be well-positioned to pursue continued global growth opportunities. These opportunities, which build on its industry-leading technology and strong relationships with top commercial and select passenger vehicle manufacturers, will allow WABCO to continue to expand its global position, technological innovations, product offerings and after-market success.

With its largest operations in Europe, WABCO has more than 7,000 employees, including more than 800 engineers, in 34 offices and production facilities around the world.

Bath and Kitchen, with 2006 sales of $2.4 billion, is among the largest global providers of bath and kitchen fittings and fixtures, including sinks, tubs, toilets, faucets and wellness products such as whirlpools and super-showers. It also supplies bath and kitchen hardware accessories and furniture and sells “total bathroom” suites that combine all elements of a bathroom into an integrated design. During 2006 about 54 percent of Bath and Kitchen’s sales came from Europe, 38 percent from the Americas and 8 percent from Asia-Pacific.

Bath and Kitchen’s products are sold under a powerful portfolio of brands, consisting of two flagship brands — American Standard in the Americas and Asia-Pacific and Ideal Standard in Europe — as well as strong local and specialty brands, such as Armitage Shanks and the Jado luxury fittings brand.

Recent innovations include faucets with hygienic and easy-to-clean surface technologies, electronic controls, toilets with efficient flushing mechanisms and anti-microbial glazes, whirlpools with unique flat jets, and easy-to-install faucets.

Bath and Kitchen serves both residential and commercial markets and it sells through multiple distribution channels, including wholesale, retail and do-it-yourself. It has strategic partnerships with some of the largest wholesalers and retailers in the world. To develop the aesthetic designs particularly valued by consumers in Europe and Asia-Pacific, Bath and Kitchen works with prominent designers and architects from around the world.

With its experienced new management team, Bath and Kitchen is making progress on its sales, as well as its operational and financial improvement plans. Its strong brands, global market leadership, product pipeline, productivity initiatives and opportunities for further business simplification position Bath and Kitchen for short- and long-term growth and margin improvement.

The business has about 26,000 employees and 54 production facilities around the world.

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ASD Fourth-Quarter / Full-Year Results — 8

PLEASE NOTE: American Standard Chairman and CEO Frederic Poses and CFO Peter D’Aloia will discuss the company’s performance and provide guidance on a two-way conference call for financial analysts at 8:30 a.m. EST today. Related financial charts, reconciliations between GAAP and non-GAAP financial measures, and certain other information to be discussed on the conference call are available in the accompanying financial tables and under the heading, “American Standard’s Fourth-quarter 2006 Results” on the company’s Web site, www.americanstandard.com. Reporters and the public are invited to listen to the call, which will be broadcast on the Web site and archived for one year. If you’re unable to connect to the company’s Web site, you may listen via telephone. The dial-in number is (719) 457-2656. Please call five to 10 minutes before the scheduled start time. The number of telephone connections is limited. A replay of the conference call will be available from 12:30 p.m. EST today until 11:59 p.m. EST on Feb. 7. For the replay, please dial (719) 457-0820. The replay access code is 1113634.

Comments in this news release, particularly those related to earnings guidance, contain certain forward-looking statements, which are based on management’s good faith expectations and belief concerning future developments. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “anticipate,” “intends” and other words of similar meaning. Actual results may differ materially from these expectations as a result of many factors including (i) pricing changes to materials used to produce products and the ability to offset those changes through price increases; (ii) changes in U.S. or international economic conditions, such as inflation and interest rate and exchange rate fluctuations; (iii) the actual level of construction activity and commercial vehicle production in the company’s end-markets; (iv) periodic adjustments to reserves for contingent liabilities, including reserves associated with litigation matters, government investigations, asbestos liabilities and asbestos insurance recoveries; and (v) the amount and timing of operational consolidation expenses and gains or losses on asset sales and tax items. In addition, there are risks and uncertainties relating to the planned tax-free spinoff of our Vehicle Controls System business and the sale of our Bath and Kitchen business, including the timing and certainty of the completion of those transactions and the ability of each business to operate as an independent entity. The guidance for full-year 2007 is based on the company’s current structure and does not give effect to the separation of Vehicle Control Systems into a newly independent public company and the sale of Bath and Kitchen or related separation expenses. Additional factors that could cause actual results to differ materially from expectations are set forth in the company’s 2005 Annual Report on Form 10-K and in the “Management’s Discussion and Analysis” section of the company’s Quarterly Reports on Form 10-Q. American Standard does not undertake any obligation to update such forward-looking statements. To facilitate understanding of fourth-quarter results, several tables follow this news release. The fourth-quarter 2005 and 2006 results that exclude operational consolidation expenses, gains on sale of assets, tax items, and foreign exchange translation are non-GAAP measures. 2005 includes stock option expensing on a pro forma basis. Total company segment income and free cash flow, other measures used by the company, are also non-GAAP. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management uses free cash flow and segment income to measure the company’s operating performance and analyzes year-over-year changes in segment income with and without the effect of operational consolidation expenses and the impact of foreign exchange translation. Management believes that excluding these effects is helpful in assessing the overall performance of the business. In addition, the company uses segment income to make strategic and capital investment decisions, allocate resources and report business performance to the board of directors. Certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

American Standard is an $11.2 billion global manufacturer with market-leading positions in three businesses: air conditioning systems and services, sold under the Trane® and American Standard® brands for commercial, institutional and residential buildings; bath and kitchen products, sold under such brands as American Standard® and Ideal Standard®; and vehicle control systems, including electronic braking and air suspension systems, sold under the WABCO® name to the world’s leading manufacturers of heavy-duty trucks, buses, SUVs and luxury cars. The company employs approximately 62,000 people and has manufacturing operations in 28 countries. American Standard is included in both the S&P 500 and the Dow Jones Sustainability North America Index, which recognizes the top 20 percent of leaders in corporate sustainability in North America.

For more information, reporters may contact: Skip Colcord, (732) 980-3065, hcolcord@americanstandard.com, or Shelly London, (732) 980-6175, slondon@americanstandard.com. Reporters outside the U.S. also may contact Gilliane Palmer in Europe, +32 495 597183 or +32 2 662 8134, palmerg@aseur.com or Beate Bieniek in Asia, +86 159 2198 6519, bbieniek@americanstandard.com.

For more information, investors and financial analysts may contact: Bruce Fisher, (732) 980-6095, bfisher@americanstandard.com, or Todd Gleason, (732) 980-6399, tgleason@americanstandard.com.

Additional information is available at http://www.americanstandard.com. U.S. callers can listen to the latest news release and other corporate information by dialing (888) ASD-NEWS.

Copyright © 2007 American Standard Inc.

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American Standard Companies Inc.

Consolidated Statement of Operations

(Unaudited)

In millions except per share data	Three Months Ended December 31,
	2006	2005
Sales
Air Conditioning Systems and Services	$1,596.2	$1,530.7
Bath & Kitchen	585.0	575.7
Vehicle Control Systems	519.5	438.7

Total	$2,700.7	$2,545.1

Segment income
Air Conditioning Systems and Services	$155.0	$139.1
Bath & Kitchen	(3.7)	0.5
Vehicle Control Systems	69.3	56.8

Total	220.6	196.4
Equity in net income of unconsolidated joint ventures	4.8	7.4

	225.4	203.8

Interest expense	29.8	29.1
Corporate and other expenses	46.1	48.2

Income before income taxes	149.5	126.5
Income taxes	35.2	62.1

Net income	$114.3	$64.4

Net income per common share:
Basic	$0.57	$0.31

Diluted	$0.56	$0.30

Average outstanding common shares:
Basic	199.5	208.6
Diluted	204.4	213.7

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Common Share

	2006	2005
Net income	$114.3	$64.4
FAS 123 Stock Option Expense, net of tax		(4.8)

Pro Forma net income, including stock option expense		59.6

Adjustments:
Operational consolidation expenses, net of tax	7.1	9.2
Gain on sale of assets, net of tax	(10.3)	—
Tax items	(6.6)	24.6

Adjusted net income	$104.5	$93.4

Pro Forma net income, including stock option expense per diluted common share		$0.28

Adjusted net income per diluted common share	$0.51	$0.44

Note:	The presentation of total segment income and adjusted net income and adjusted net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). Management believes that presenting these measures is useful to shareholders because it enhances their understanding of how management assesses the performance of the Company’s businesses. Management also uses data adjusted in this manner for purposes of determining incentive compensation. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Consolidated Statement of Operations

(Unaudited)

In millions except per share data	Twelve Months Ended December 31,
	2006	2005
Sales
Air Conditioning Systems and Services	$6,758.1	$6,014.7
Bath & Kitchen	2,434.9	2,418.7
Vehicle Control Systems	2,015.2	1,831.0

Total	$11,208.2	$10,264.4

Segment income
Air Conditioning Systems and Services	$811.6	$660.5
Bath & Kitchen	(18.4)	102.2
Vehicle Control Systems	260.4	249.8

Total	1,053.6	1,012.5

Equity in net income of unconsolidated joint ventures	32.4	34.8

	1,086.0	1,047.3

Interest expense	121.4	118.3
Corporate and other expenses	218.4	203.1

Income before income taxes	746.2	725.9
Income taxes	205.2	169.6

Net income	$541.0	$556.3

Net income per common share:
Basic	$2.68	$2.63

Diluted	$2.62	$2.56

Average outstanding common shares:
Basic	201.7	211.3
Diluted	206.3	217.0

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Common Share

	2006	2005
Net income	$541.0	$556.3

FAS 123 Stock Option Expense, net of tax		(19.8)

Pro Forma net income, including stock option expense		536.5

Adjustments:
Operational consolidation expenses, net of tax	43.6	47.2
Gain on sale of assets, net of tax	(14.3)	—
Tax items	(19.5)	(46.9)

Adjusted net income	$550.8	$536.8

Pro Forma net income, including stock option expense per diluted common share		$2.48

Adjusted net income per diluted common share	$2.67	$2.48

Note:	The presentation of total segment income and adjusted net income and adjusted net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). Management believes that presenting these measures is useful to shareholders because it enhances their understanding of how management assesses the performance of the Company’s businesses. Management also uses data adjusted in this manner for purposes of determining incentive compensation. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Data Supplement Sheet

(Unaudited)

This Data Supplement Sheet includes information excluding the effects of foreign exchange translation on operating results. Approximately half of the Company's business is outside the U.S., therefore changes in exchange rates can have a significant effect on results of operations when presented in U.S. Dollars. Year-over-year changes in sales and segment income, and in certain cases, segment income as a percentage of sales, for 2006 compared with 2005 are presented both with and without the effects of foreign exchange translation. Additionally, management analyzes year-over-year changes to its operating performance with and without operational consolidation expenses and gains on sale of assets. Operational consolidation expenses have been noted below. Presenting results of operations excluding the translation effects of foreign exchange amounts and operational consolidation expenses is not in conformity with generally accepted accounting principles (GAAP), but management analyzes the data in this manner because it is useful to them for understanding operational performance of the business. Management also uses data adjusted in this manner for purposes of determining incentive compensation. Changes in sales and segment income excluding foreign exchange effects are calculated using current year sales and segment income translated at prior year exchange rates. The presentation of sales, segment income, total segment income, and segment income and total segment income as a percentage of sales with and without the effects of foreign currency translation are not meant to be a substitute for measurements prepared in accordance with GAAP, nor to be considered in isolation.

In millions	Three Months Ended December 31,
	Reported 2006	Reported 2005	% Chg vs. 2005	% Chg vs. 2005 Adjusted (1)
Air Conditioning Systems and Services
Sales	1,596.2	1,530.7	4.3%	3.0%
Segment Income	155.0	139.1	11.4%	1.1%
Segment Income as a Percentage of Sales	9.7%	9.1%	0.6 pts	-0.2 pts

Bath & Kitchen
Sales	585.0	575.7	1.6%	-3.2%
Segment Income	(3.7)	0.5	++	-81.2%
Segment Income as a Percentage of Sales	-0.6%	0.1%	-0.7 pts	-1.0 pts

Vehicle Control Systems
Sales	519.5	438.7	18.4%	9.8%
Segment Income	69.3	56.8	22.0%	6.8%
Segment Income as a Percentage of Sales	13.3%	12.9%	0.4 pts	-0.4 pts

Total Company
Sales	2,700.7	2,545.1	6.1%	2.8%
Segment Income	220.6	196.4	12.3%	0.1%
Segment Income as a Percentage of Sales	8.2%	7.7%	0.5 pts	-0.2 pts
Net Income Applicable to Common Shareholders	114.3	64.4	77.5%
Net Income Applicable to Common Shareholders as a Percentage of Sales	4.2%	2.5%	1.7 pts

Note: See Consolidated Statement of Operations for a reconciliation of total segment income to income before income taxes. In addition, see table above for presentation of net income applicable to common shareholders as a percentage of sales.

(1)	Excluding the impact of foreign exchange translational effects and operational consolidation expenses, includes stock option expense for all periods:

Segment Income Reconciliation

	2006
	Air Conditioning Systems & Services	Bath & Kitchen	Vehicle Control Systems	Total Company
Reported	155.0	(3.7)	69.3	220.6
Operational Consolidation Expenses	1.2	6.7	1.9	9.8
Gain on Sale of Assets	(15.4)	—	—	(15.4)
Foreign Exchange Translational Effects	(1.7)	(1.7)	(5.2)	(8.6)

Adjusted Segment Income	139.1	1.3	66.0	206.4

	2005
	Air Conditioning Systems & Services	Bath & Kitchen	Vehicle Control Systems	Total Company
Reported	139.1	0.5	56.8	196.4
Operational Consolidation Expenses	0.7	7.3	5.7	13.7
Stock Option Expense	(2.2)	(0.9)	(0.7)	(3.8)

Adjusted Segment Income	137.6	6.9	61.8	206.3

(2)	Total company sales, adjusted for the impact of foreign exchange translation effects, for the three months ended December 31, 2006: $2,616.2

American Standard Companies Inc.

Data Supplement Sheet

(Unaudited)

This Data Supplement Sheet includes information on backlog and information excluding the effects of foreign exchange translation on operating results. Approximately half of the Company’s business is outside the U.S., therefore changes in exchange rates can have a significant effect on results of operations when presented in U.S. Dollars. Year-over-year changes in sales and segment income, and in certain cases, segment income as a percentage of sales, for 2006 compared with 2005 are presented both with and without the effects of foreign exchange translation. Additionally, management analyzes year-over-year changes to its operating performance with and without operational consolidation expenses and gains on sale of assets. Operational consolidation expenses have been noted below. Presenting results of operations excluding the translation effects of foreign exchange amounts and operational consolidation expenses is not in conformity with generally accepted accounting principles (GAAP), but management analyzes the data in this manner because it is useful to them for understanding operational performance of the business. Management also uses data adjusted in this manner for purposes of determining incentive compensation. Changes in sales and segment income excluding foreign exchange effects are calculated using current year sales and segment income translated at prior year exchange rates. The presentation of sales, segment income, total segment income, and segment income and total segment income as a percentage of sales with and without the effects of foreign currency translation are not meant to be a substitute for measurements prepared in accordance with GAAP, nor to be considered in isolation.

In millions	Twelve Months Ended December 31,
	Reported 2006	Reported 2005	% Chg vs. 2005	% Chg vs. 2005 Adjusted (1)
Air Conditioning Systems and Services
Sales	6,758.1	6,014.7	12.4%	11.8%
Segment Income	811.6	660.5	22.9%	17.4%
Segment Income as a Percentage of Sales	12.0%	11.0%	1.0 pts	0.6 pts
Backlog	870.1	716.7	21.4%	19.0%

Bath & Kitchen
Sales	2,434.9	2,418.7	0.7%	-0.3%
Segment Income	(18.4)	102.2	++	-79.2%
Segment Income as a Percentage of Sales	-0.8%	4.2%	-5.0 pts	-4.3 pts

Vehicle Control Systems
Sales	2,015.2	1,831.0	10.1%	8.8%
Segment Income	260.4	249.8	4.2%	1.6%
Segment Income as a Percentage of Sales	12.9%	13.6%	-0.7 pts	-0.9 pts
Backlog	843.8	716.5	17.8%	7.2%

Total Company
Sales	11,208.2	10,264.4	9.2%	8.4%
Segment Income	1,053.6	1,012.5	4.1%	1.7%
Segment Income as a Percentage of Sales	9.4%	9.9%	-0.5 pts	-0.6 pts
Net Income Applicable to Common Shareholders	541.0	556.3	-2.8%
Net Income Applicable to Common Shareholders as a Percentage of Sales	4.8%	5.4%	-0.6 pts

Note: See Consolidated Statement of Operations for a reconciliation of total segment income to income before income taxes. In addition, see table above for presentation of net income applicable to common shareholders as a percentage of sales.

(1)	Excluding the impact of foreign exchange translational effects and operational consolidation expenses, includes stock option expense for all periods:

Segment Income Reconciliation

	2006
	Air Conditioning Systems & Services	Bath & Kitchen	Vehicle Control Systems	Total Company
Reported	811.6	(18.4)	260.4	1,053.6
Operational Consolidation Expenses	1.2	53.3	8.1	62.6
Gain on Sale of Assets	(15.4)	(6.3)	—	(21.7)
Foreign Exchange Translational Effects	(3.6)	(1.5)	(3.7)	(8.8)

Adjusted Segment Income	793.8	27.1	264.8	1,085.7

	2005
	Air Conditioning Systems & Services	Bath & Kitchen	Vehicle Control Systems	Total Company
Reported	660.5	102.2	249.8	1,012.5
Operational Consolidation Expenses	25.7	31.8	13.6	71.1
Stock Option Expense	(9.9)	(3.8)	(2.7)	(16.4)

Adjusted Segment Income	676.3	130.2	260.7	1,067.2

(2)	Total company sales, adjusted for the impact of foreign exchange translation effects, for the twelve months ended December 31, 2006: $11,127.3

American Standard Companies Inc.

2007 Earnings Per Share Reconciliation

(Unaudited)

	Q1 2007	FY 2007
Net Income Reported	$91.6 - $100.5	$642.9 - $663.3
Streamlining Expenses, net of tax	5.9-6.4	24.3-25.9
Asset Sales and Tax Items	—	(24.3)-(25.9)

Adjusted Net Income	$98.0 - $106.4	$642.9 - $663.3

Reported EPS	$0.45 - $0.49	$3.15 - $3.25
Adjusted EPS	$0.48 - $0.52	$3.15 - $3.25
Diluted Shares	205.5	204.1

2006 Earnings Per Share Reconciliation
(Unaudited)

	Q1 2006	FY 2006
Net Income Reported	84.1	541.0
Streamlining Expenses, net of tax	5.3	43.6
Gain on sale of assets, net of tax	—	(14.3)
Tax Items	—	(19.5)

Adjusted Net Income	89.4	550.8

Reported EPS	$0.40	$2.62
Adjusted EPS	$0.43	$2.67

Note: The presentation of adjusted net income and adjusted net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). Management believes that presenting these measures is useful to shareholders because it enhances their understanding of how management assesses the performance of the Company’s businesses. Management also uses data adjusted in this manner for purposes of determining incentive compensation. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Consolidated Balance Sheet

(Unaudited)

(dollars in millions)	December 31, 2006	December 31, 2005
Current Assets:
Cash and cash equivalents	$293.8	$390.7
Accounts receivable, less allowance for doubtful accounts:	1,334.0	1,161.3
Dec. 2006 - $54.4; Dec. 2005 - $46.9
Inventories:
Finished products	823.6	659.8
Products in process	249.0	228.2
Raw materials	219.3	190.2

	1,291.9	1,078.2
Future income tax benefits	89.3	99.3
Other current assets	427.7	336.7

Total Current Assets	3,436.7	3,066.2
Facilities, less accumulated depreciation:	1,725.8	1,616.2
Dec. 2006 - $1,285.3; Dec. 2005 - $1,101.9
Goodwill	1,231.7	1,158.9
Capitalized software, less accumulated amortization:	183.1	200.6
Dec. 2006 - $398.9; Dec. 2005 - $321.8
Long-term asbestos receivable	336.6	384.0
Long-term future income tax benefits	244.9	93.5
Investment in associated companies	109.6	98.2
Other assets	144.7	250.2

Total Assets	$7,413.1	$6,867.8

Current Liabilities:
Loans payable to banks	$91.6	$17.5
Current maturities of long-term debt	23.1	2.6
Accounts payable	920.4	844.5
Accrued payrolls	376.9	339.5
Current portion of warranties	188.9	181.9
Taxes on income	114.3	91.8
Other accrued liabilities	852.9	751.1

Total Current Liabilities	2,568.1	2,228.9

Long-Term Debt	1,600.7	1,676.1

Other Long-Term Liabilities
Reserve for post-retirement benefits	862.9	631.6
Long-term portion of asbestos liability	652.8	673.0
Long-term portion of warranties	283.3	246.7
Deferred taxes on income	137.4	131.1
Other liabilities	384.4	357.9

Total Liabilities	6,489.6	5,945.3

Shareholders’ Equity
Preferred stock, 2,000,000 shares authorized none issued and outstanding	—	—
Common stock $.01 par value, 560,000,000 shares authorized; shares issued: 251,773,228 in 2006; 251,769,794 in 2005; and shares outstanding: 199,891,689 in 2006; 206,741,396 in 2005	2.5	2.5
Capital surplus	897.0	834.4
Treasury stock	(1,523.3)	(1,181.4)
Retained earnings	1,972.4	1,576.5
Foreign currency translation effects	(138.9)	(212.6)
Deferred gain on hedge contracts, net of tax	3.3	20.9
Minimum pension liability adjustment, net of tax	(289.5)	(117.8)

Total Shareholders’ Equity	923.5	922.5

Total Liabilities & Shareholders’ Equity	$7,413.1	$6,867.8

American Standard Companies Inc.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

In millions	Three Months Ended December 31,
	2006	2005
Cash provided by operating activities:
Net Income	$114.3	$64.4

Adjustments to reconcile net income to net cash provided by operating activities	168.4	219.5

Net cash provided by operating activities	282.7	283.9

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(118.9)	(115.7)
Proceeds from disposals of property	4.6	1.7

Free cash flow	$168.4	$169.9

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

In millions	Twelve Months Ended December 31,
	2006	2005
Cash provided by operating activities:
Net Income	$541.0	$556.3

Adjustments to reconcile net income to net cash provided by operating activities	165.3	264.1

Net cash provided by operating activities	706.3	820.4

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(285.1)	(337.1)
Proceeds from disposals of property	20.6	28.2

Free cash flow	$441.8	$511.5

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.

Reconciliation of Net Cash Provided By

Operating Activities to Free Cash Flow

(Unaudited)

In millions	Twelve Months Ended December 31,
	2007 Estimate		2006
Net cash provided by operating activities	Approx.	950.0	$706.3

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	Approx.	(325.0)	(285.1)
Proceeds from disposals of property	Approx.	25.0	20.6

Free cash flow	Approx.	650.0	$441.8

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.